Zion Oil & Gas

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Initial Public Offering

This page contains links to all of the information you need regarding Zion's Initial Public Offering. Please click on the links below to find answers to your questions regarding the offering or to request paperwork and additional information. If you do not find what you are looking for please contact us directly by telephone or email.

Please note that if you are already in our database, you will automatically be sent a final prospectus in the mail. You do not need to do anything. If you do not receive your final prospectus in the mail by teh end of the first week in October 2006 please contact Ashley Chatman at 469-916-2993 or ashley@zionoil.com and we will send you another copy. If you would like additional copies of the complete prospectus or just the subscription agreement and you know you are in our database,* you may either fill out the update contact form or contact Ashley directly.

Here are some links to more information and assistance:

  Get a description of the prospectus and other materials available for review

  Download a printable pdf version of the Final Prospectus, Subscription Agreement,* or any of our Free Writing Prospectuses

  Go directly to our online subscription agreement forms*

  Learn about filling out your subscription agreement, acceptable forms of payment and where to send your completed paperwork and payment

  Request a Final Prospectus and/or Free Writing Prospectus by mail

  Click here to be connected to the website for our underwriter, Network 1 Financial Securities, Inc.

  Frequently Asked Questions

If you are already in our database or you fill out the information request form to be added to our database, you will receive a phone call from us, in the coming weeks, to make certain that you received your prospectus or any other requested materials and answer any questions you may have about Zion. You may also request to speak with a broker, should you wish to do so. You are, of course, welcome to contact us or Network 1 (our underwriter and broker) at any time. Please click here for our direct contact information. To contact Network 1, you may call their toll-free line at 800-886-7007. You may also access most of this information via our toll-free line at 888-TX1-ZION (888-891-9466). There you will also be able to obtain information on filling out and sending in your Subscription Agreement, as well as request documents by mail and give us your contact information for our database.

PRIVACY POLICY

The Zion Database is private and confidential and only for use by our company. We do not share (or sell) any of your contact information with third parties.

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

Ready to Purchase Shares?*

  If you would like to subscribe to purchase shares now and do not want to wait for your prospectus to arrive in the mail, you can download the prospectus and subscription agreement.
  Prospectus download page
  Online subscription forms
  Subscription form tutorial

Frequently Asked Questions

  Initial Public Offering
  How to Purchase in the IPO
  Business and Properties of Zion

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